                      INVESTMENT ADVISORY AGREEMENT



     AGREEMENT made as of May 1, 2000 by and between The Diversified Investors Funds Group, an open-end, non-diversified management investment company under the Investment Company Act of 1940 (the "1940 Act") (herein called the "Trust"), and Diversified Investment Advisors, Inc. a Delaware corporation (herein called "Diversified").

     WHEREAS, the Trust is comprised of distinct series each of which is a separate mutual fund issuing its own shares;

     WHEREAS, the following series of the Trust are covered by this Agreement:
Institutional Short Horizon Strategic Allocation Fund, Institutional Short/ Intermediate Horizon Strategic Allocation Fund, Institutional Intermediate Horizon Strategic Allocation Fund, Institutional Intermediate/Long Horizon Strategic Allocation Fund and Institutional Long Horizon Strategic Allocation Fund (herein called "Fund(s)");

     WHEREAS, each Fund of the Trust will purchase shares of existing mutual funds managed by Diversified (herein called "Underlying Diversified Funds");

     WHEREAS, Diversified is an investment advisor registered under the Investment Advisers Act of 1940; and

     WHEREAS, the Trust desires to retain Diversified to render investment advisory services to each of the Funds, and Diversified is willing to so render such services on the terms hereinafter set forth;

     NOW, THEREFORE, this Agreement



                                  WITNESSETH:



     In consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1. The Trust hereby appoints Diversified to act as investment advisor to each Fund of the Trust for the period and on the terms set forth in this Agreement. Diversified accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

          (a) Subject to the general supervision of the Board of Trustees of the Trust, Diversified shall provide each Fund with discretionary investment services. Specifically,

Diversified is responsible for supervising and directing the investments of each Fund in accordance with each Fund's investment objectives, program, and restrictions as provided in the Funds' then current Prospectus and the Statement of Additional Information. Diversified is also responsible for effecting all security transactions on behalf of each Fund. The Funds will invest their assets in the shares of the Underlying Diversified Funds, and such investment will be made without the payment of any commission or other sales charges.

          As manager of the assets of the Funds, Diversified shall make investments for the account of the Fund in accordance with Diversified's best judgment and within the Funds' investment objectives, guidelines, and restrictions, the 1940 Act and the provisions of the Internal Revenue Code of 1986 relating to regulated investment companies subject to policy decisions adopted by the Board of Trustees.

     (b) Diversified shall furnish to the Board of Trustees periodic reports on the investment performance of the Funds and on the performance of its obligations under this Agreement and shall supply such additional reports and information as the Funds' officers or Board of Trustees shall reasonably request.

     (c) Diversified shall at its expense provide each Fund with all services, equipment and facilities as may be required to perform its obligations under this Agreement including, but not limited to:

          (i) providing each Fund with certain corporate administrative services, including: maintaining trust records, and registering and qualifying each Fund's shares under federal and state laws; monitoring the financial, accounting, and administrative functions of each Fund; maintaining liaison with the agents employed by each Fund such as the custodian; assisting each Fund in the coordination of such agents' activities; and permitting Diversified's employees to serve as officers, directors, and committee members of each Fund without cost to the Fund;

          (ii) providing office space, equipment and clerical personnel necessary for maintaining the organization of the Funds and for performing administrative and management functions;

         (iii) supervising the overall administration of the Funds, including negotiation of contracts and fees with and the monitoring of performance and billings of the Funds' transfer agent, custodian and other independent contractors or agents;

          (iv) preparing and, if applicable, filing all documents required for compliance by the Funds with applicable laws and regulations, including registration statements, registration fee filings, semi-
                         annual and annual reports to investors, proxy statements and tax returns;

                     (v) preparation of agendas and supporting documents for and minutes of meeting of Trustees, committees of Trustees and investors; and

                    (vi) maintaining books and records of the Funds.

In addition, Diversified shall pay all operating expenses of the Fund (including, without limitation, fees and expenses of independent trustees, audit fees and legal fees) and take all other necessary actions to assure that the fee payable to Diversified pursuant to Section 2. below shall be the only direct expense payable by the Funds.

          (d) Diversified shall have no discretion with respect to the exercise of voting rights; and, whenever an Underlying Diversified Fund shall hold a meeting of shareholders and request the Fund to vote on a matter, the Fund will cast all of its votes in the same proportion as the votes of other shareholders. Diversified shall give the Funds the benefit of Diversified's best judgment and efforts in rendering services under this Agreement. As an inducement to Diversified's undertaking to render these services, the Funds agree that Diversified shall not be liable under this Agreement for any mistake in judgment or in any other event whatsoever provided that nothing in this Agreement shall be deemed to protect or purport to protect Diversified against any liability to the Funds or its investors to which Diversified would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its advisory duties under this Agreement or by reason of its reckless disregard of its obligations and duties hereunder.

     2. In consideration of the services to be rendered by Diversified under this Agreement, each Fund shall pay Diversified a fee accrued daily and paid monthly at an annual rate equal to 0.20% of each Fund's average daily net assets. If the fees payable to Diversified pursuant to this paragraph 2 begin to accrue before the end of any month, or if this Agreement terminates before the end of any month, the fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion which the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating the monthly fees, the value of the net assets of each Fund shall be computed in the manner specified in its Regulation Statement on Form N-1A for the computation of net asset value. For purposes of this Agreement, a "business day" is any day the New York Stock Exchange is open for trading. Diversified agrees to bear all expenses of the Funds other than the 0.20% advisory fee.

          In compliance with the requirements of Rule 31a-3 under the 1940 Act, Diversified hereby agrees that all records which it maintains for the Funds are property of the Funds and further agrees to surrender promptly to the Funds any such records upon the Funds' request. Diversified further agrees to preserve for the periods prescribed by

Rule 31a-2 under the 1940 Act any such records required to be maintained by Rule 31a-1 under the 1940 Act.

     3. This Agreement shall be effective as to the Funds as of the date the Funds commence investment operations after this Agreement shall have been approved by the Board of Trustees of the Trust and the investor(s) in the Funds in the manner contemplated by Section 15 of the 1940 Act and, unless sooner terminated as provided herein, shall continue until the second anniversary of the date hereof. Thereafter, if not terminated, this Agreement shall continue in effect as to each Fund for successive periods of 12 months each, provided such continuance is specifically approved at least annually by the vote of a majority of those members of the Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval; and either (a) by the vote of a majority of the full Board of Trustees or (b) by vote of a majority of the outstanding voting securities of the Funds; provided, however, that this Agreement may be terminated by any or all of the Funds at any time, without the payment of any penalty, by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Funds on 60 days' written notice to Diversified, or by Diversified as to any or all of the Funds at any time, without payment of any
penalty, on 90 days' written notice to the Funds.   This Agreement will
immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities", "interested person" and "assignment" shall have the same meanings as such terms have in the 1940 Act and the rule and regulatory constructions thereunder.) This Agreement may be terminated with respect to any Fund and remain in full force and effect for those Funds which were not specifically terminated.

     4. Except to the extent necessary to perform Diversified's obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of Diversified, or any affiliate of Diversified, or any employee of Diversified, to engage in any other business or devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other trust, corporation, firm, individual or association.

     5. The investment management services of Diversified to the Funds under this Agreement are not to be deemed exclusive as to Diversified and Diversified will be free to render similar services to others.

          Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

          No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought and except as otherwise permitted by applicable law, no material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Funds.

          This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors, to the extent permitted by law.

     6. This Agreement shall be construed in accordance with the laws of the State of New York provided that nothing herein shall be construed in a manner inconsistent with the requirements of 1940 Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first above written.



Attest:                                 The Diversified Investors Funds Group


/s/ Catherine A. Mohr                        [SIGNATURE ILLEGIBLE]
------------------------                By:------------------------------------




Attest:                                 Diversified Investment Advisors, Inc.



/s/ Catherine A. Mohr                        /s/ John J. Hughes
------------------------                By:------------------------------------

ISAF-IAA


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